Exhibit 10.02

AMENDED AND RESTATED CONSULTING AGREEMENT

AMENDED AND RESTATED CONSULTING AGREEMENT dated as of August 5, 2008 (the "Agreement"), by and between Ascendia Brands, Inc., with principal offices at 100 American Metro Boulevard, Suite 108, Hamilton, NJ 08619 ("ABI”), and Carl Marks Advisory Group LLC, with principal offices at 900 Third Avenue, New York, NY 10022 ("CMAG", and together with ABI collectively the “Parties”, and each individually a “Party”).

WHEREAS, ABI wishes to retain CMAG to provide certain financial restructuring and management consulting services (the “Services”), as hereinafter described;

WHEREAS, CMAG has agreed to perform the Services subject to the terms and conditions hereinafter set forth; and

WHEREAS, ABI and its U.S. subsidiaries intend, on or about the time that this Agreement is entered into, to file petitions under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Filing”) and the parties hereto acknowledge and agree that performance of this Agreement shall be subject to the approval of the U.S. Bankruptcy Court;

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Engagement:  ABI engages CMAG, and CMAG hereby agrees to perform the Services as provided herein.  Douglas A. Booth, a Partner of CMAG, shall serve as the project partner on this engagement and shall supervise this engagement with whatever additional resources from CMAG are reasonably required. Subject to the foregoing, the Services shall be performed by Mr. Booth and Jack P. Wissman, both of whom shall be on-site at ABI’s facilities on a full-time or substantially full-time basis.

2. Scope:  CMAG shall provide the Services more fully described in Schedule A hereto.  In addition, Mr. Booth shall, effective as of the filing of the Bankruptcy Petition, act as the Chief Restructuring Officer of ABI, with such duties, responsibilities and authority as the Board of Directors of ABI shall, from time to time, determine.

3. Term:  The Term of this Agreement shall commence as of the date of this Agreement and shall continue until the engagement is completed unless canceled with or without cause by either Party on ten (10) business days prior written notice.  Upon termination, all compensation and expenses owing to CMAG pursuant to Sections 4 and 5 below shall be immediately due and payable.

4. Compensation:  In consideration of the performance of the Services, ABI shall pay CMAG a fee of $150,000 per month, payable in advance commencing from the date of this Agreement.  In connection with the execution of this Agreement, and prior to the Bankruptcy Filing, ABI has paid CMAG a retainer of $137,000 to be applied against unpaid fees and expenses, if any.  Any unused portion of the retainer shall be returned to ABI promptly upon termination of the Agreement.  CMAG shall submit invoices for Services on a monthly basis.  The parties acknowledge and agree that the payment of all fees and expense arising hereunder shall be subject to the approval of the Bankruptcy Court and shall not, in any event, exceed the amounts allocated pursuant to the budget approved by the financial institutions providing ABI’s debtor-in-possession financing facility.

5. Expenses:  ABI shall reimburse CMAG for all reasonable expenses incurred by it in the performance of the Services including, without limitation, transportation costs, cost of hotels, meals and other out-of-pocket costs and disbursements.  Expenses shall also include all reasonable legal fees incurred by CMAG in connection with the performance of the services contemplated by this Agreement, provided that ABI first consents in writing to the retention of such counsel for such Services (which consent shall not be unreasonably withheld or delayed).  ABI shall reimburse Expenses promptly upon receipt of monthly invoices therefor, accompanied by appropriate supporting documentation, subject where applicable to the approval of the Bankruptcy Court.

6. Indemnification:  ABI shall indemnify CMAG and hold it harmless for all acts or omissions, and all decisions made, by CMAG (other than as a result of CMAG's gross negligence or willful misconduct) while performing services for ABI and agrees to pay directly, upon presentation thereof, all statements or invoices for all fees and expenses, including reasonable attorneys' fees incurred by CMAG in connection with the defense of any such claims based on CMAG's alleged acts, omissions or decisions (other than made or taken through gross negligence or willful misconduct), including any suit or proceeding relating thereto and any appeal therefrom and the costs of any settlement thereof ("Claim"), provided that with respect to costs incurred in any appeal of a judgment, ABI first consents to appealing such judgment (which consent shall not be unreasonably withheld or delayed) not withstanding anything to the contrary in Section 5.  CMAG shall have the sole right to select counsel of its choosing and control the defense of any such Claim, but ABI shall have the right to accept or reject the settlement of any Claim for which indemnification is sought by CMAG hereunder (which acceptance or rejection shall not be unreasonably withheld or delayed).  For purposes of this Section "CMAG" includes its members, officers, directors, employees and/or agents, and CMAG's affiliates and each of their respective shareholders, members, officers, directors, employees and/or agents.  The provisions of this Section 6 shall survive the term of this Agreement.

7. Proprietary Work Product and Confidential Company Information:  ABI acknowledges and agrees that any work product produced by CMAG is for the sole use of ABI and is not intended for distribution to, or to be relied upon by, any third parties.

In addition, CMAG acknowledges and agrees that the persons performing Services hereunder may acquire knowledge and information of a secret and confidential nature.  CMAG further acknowledges and agrees that this information constitutes valuable property of ABI generally not being disseminated or made known to persons or organizations outside ABI, or if made known, being done so only under specific and restrictive conditions such as to ensure that it does not become readily available to the public, and also that confidential information of others may be received by ABI with restrictions on its use and disclosure.  Accordingly, CMAG agrees that:

(i)
CMAG and any person performing any Services hereunder shall not, during the term of this Agreement or at any time thereafter, disclose to anyone outside ABI or use in other than ABI’s business any secret or confidential information of ABI or its subsidiaries or affiliates, except as authorized by ABI.  ABI information that is not readily available to the public shall be considered secret and confidential for the purpose of this Agreement and shall include, but not be limited to, information relating to ABI, its subsidiaries and affiliates, customers, processes, products, apparatus, data, compounds, business studies, business and contracting plans, business procedures and finances;

(ii)
CMAG and any person performing Services hereunder shall not, during the term of this Agreement or at any time thereafter, disclose to any other person or use secret or confidential information of others, which, to the knowledge of CMAG, has been disclosed to ABI with restriction on the use or disclosure thereof, in violation of those restrictions;

(iii)
CMAG and any person performing Services hereunder shall not, during the term of this Agreement or at any time thereafter, disclose to ABI or induce ABI to use, without prior permission of the owner, any secret or confidential information or material of others of which CMAG is or may become possessed; and

(iv)	Notwithstanding the foregoing, CMAG and any person performing Services hereunder shall not be liable for the disclosure of information that may otherwise be deemed confidential hereunder:

(a) if the information is in, or becomes part of, the public domain, other than by CMAG's disclosure of the information; or

(b) if the information is furnished to a third party by ABI without restriction on the third party's right to disseminate the information; or

(c) if the information is already of record in CMAG's files at the time of disclosure, or is disclosed to CMAG by a third party as a matter of right; or

(d) if the information is disclosed with ABI’s written approval; or

(e) if the information is compelled to be revealed via subpoena, civil investigative demand or other judicial or administrative process.

The provisions of this Section 7 shall survive the term of this Agreement.

8.    Client Cooperation; Reliance on Client's Information:  ABI acknowledges and agrees that the ability of CMAG to perform the Services requires the reasonable cooperation and assistance of ABI and its personnel.  Accordingly, ABI covenants and agrees to furnish to CMAG all information, documents and other materials reasonably requested by CMAG and to make available to CMAG for meetings, conference calls and otherwise, at mutually convenient times, all personnel designated by CMAG to enable CMAG to receive on a timely basis, in writing and verbally, all information requested by CMAG related to its engagement under this Agreement.  ABI acknowledges and agrees that CMAG, in performance the Services, will be relying on the truth, completeness and accuracy of the written documentation delivered and the verbal communications made by ABI and its representatives to CMAG and its representatives in connection with all matters relating to CMAG's engagement under this Agreement.

9.      Conflicts of Interest:  Nothing contained in this Agreement or otherwise, shall diminish or impair the right of CMAG to accept engagements, directly or indirectly, from ABI’s lenders or other professionals provided such engagements do not involve the relationship of the lenders or other professionals to ABI.

10.        Limitation on CMAG Liability:  To the extent permitted by applicable law, if CMAG fails to perform its obligations under or is otherwise in breach of or default under this Agreement, the maximum liability of CMAG in respect thereof shall be limited to an amount equal to the aggregate of all fees and expenses paid to CMAG pursuant to this Agreement.

11.    Notices:  All notices, requests, demands and other communications provided for by this Agreement shall be in writing addressed to the parties at the address for such party first set forth above, and shall be transmitted by either facsimile (fax), personal or overnight courier delivery or by certified mail.  All notices, etc. shall be deemed given when received by the party to whom it is addressed.

12.    Successors and Assigns:  This Agreement shall inure to the benefit of, and be binding upon, each of ABI and CMAG and their respective successors and assigns.  Neither party may assign its rights or delegate its obligations under this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

13.    Applicable Law:  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York as if the contract were performed wholly within the state.

14.    Amendments:  No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by any party therefrom shall be effective unless in writing signed by the parties hereto, and, in any event, shall be effective only in the specific instance and for the specific purpose for which given.

15.    No Waiver; Cumulative Remedies:  No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

16.    Headings:  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

17.    Counterparts:  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

18.    Waiver of Jury Trial:  Each of the parties to this Agreement hereby waives its right to a jury trial with respect to any claim, action, suit or proceeding made or brought by one of the parties against the others in connection with or arising under this Agreement.

19.    Publication:  CMAG may, at its expense, place an announcement in such newspapers, periodicals, electronic publications and other print as CMAG may choose stating that CMAG has acted as a consultant for the Company in connection therewith.

20.    Independent Contractor Relationship:  CMAG shall serve as an independent contractor to ABI pursuant to the terms and conditions of this Agreement.  This Agreement does not create and shall not be construed to create a relationship of principal and agent, joint venturer, co-partners, employer and employee, master and servant or any similar relationship between CMAG and ABI, and the parties hereto expressly deny the existence of any such relationship.

21.    Search Fees:  Should CMAG introduce any individual to ABI, and ABI subsequently hires that individual, ABI will pay CMAG an additional fee equal to 25% of the total first year's compensation package of that individual.  If ABI subsequently hires any CMAG personnel, members, officers, directors, employees and/or agents, ABI will pay CMAG an additional fee equal to 100% of that individual’s total prior year’s compensation package.

22.    Prior Agreement:  Phase II of the Prior Agreement (as defined therein) shall be deemed to terminate effective as of February 13, 2008 and the Prior Agreement is hereby amended as follows:

a.	By deleting the second and third sentences of Section 3;

b.	By deleting the words “or within the Residual Period” in the first sentence of Section 4.C; and

c.	By replacing the text of Section 9 with the words “Intentionally Omitted”.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

ASCENDIA BRANDS, INC.

By: /s/ Andrew Sheldrick
Andrew Sheldrick
General Counsel

CARL MARKS ADVISORY GROUP LLC

By:  /s/ Douglas A. Booth
Douglas A. Booth
Partner